Exhibit 23.1

consent of independent registered public accounting firm

NanoVibronix, Inc.

Elmsford, New York

We hereby consent to the inclusion in the Registration Statement on Form S-1 of our report dated April 8, 2024, relating to the consolidated financial statements of NanoVibronix, Inc. for the year ended December 31, 2023. We also consent to the reference to our Firm under the heading “Experts” in the Registration Statement.

/s/ Zwick CPA, PLLC

Southfield, Michigan
February 14, 2025